ROYCE MICRO-CAP TRUST, INC.
                 Form N-SAR attachment for period ending 6/30/98

Item 77(C)

At the 1998 Annual Meeting of Stockholders held on April 28, 1998, the Fund's stockholders: (i) elected of the board of directors, consisting of (a) Charles
M. Royce, (b) Richard M. Galkin, (c) Stephen L. Isaacs, (d) John D. Diederich and (e) David L. Meister and (ii) ratified the selection of Tait, Weller & Baker as independent accountants.

      Common           Common     Common
      Stock            Stock      Stock
       and        	and        and    	Preferred   Preferred  Preferred
    Preferred  	     Preferred   Preferred   	 Stock        Stock      Stock
      Stock            Stock      Stock   	 Voting      Voting     Voting
      Voting           Voting     Voting     	  As A        As A       As A
     Together  	      Together   Together  	Separate   Separate     Separate
       As A      	As A      As A     	Class -    Class -      Class -
      Single          Single     Single     	 Votes     Votes        Votes
      Class -          Class -    Class -     	 For       Against      Abstained
      Votes           Votes      Votes
       For            Against   Abstained
     -------          -------   ---------       -----     --------     ----------
(i)
 (a)  12,829,818        N/A       83,714     	N/A         N/A       	N/A
 (b)  12,824,470        N/A       89,062     	N/A         N/A       	N/A
 (c)  12,824,470        N/A       89,062     	N/A         N/A       	N/A
 (d)  N/A       	N/A       N/A       	1,492,018   N/A       	4,249
 (e)  N/A       	N/A       N/A       	1,492,018   N/A       	4,249
(ii)  12,823,634        37,258    9,831      	N/A         N/A       	N/A

Item 77(K)

      At the 1998 Annual Meeting of Stockholders of the Registrant held on April 28, 1998, the stockholders ratified the selection by the Registrant's Board of Directors, including a majority of such directors who were not "interested persons" (as such term is defined in the Investment Company Act of 1940), of Tait, Weller & Baker, independent public accountants, to serve as the Registrant's auditors for the year ending December 31, 1998.

      The Board's selection of Tait, Weller & Baker was based on a consideration of its expertise and cost efficiency, and did not involve any dispute with Ernst & Young LLP or a decision by Ernst & Young LLP not to stand for re-election as auditors. The reports of Ernst & Young LLP on the financial statements of the Registrant as of December 31, 1997 and 1996, and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      Tait, Weller & Baker has informed the Registrant that neither Tait, Weller & Baker nor any of its partners has any direct or indirect financial interest in the Registrant except as auditors and independent public accountants.